Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT, made as of the 15th day of July 2022, by and between PENNS WOODS BANCORP, INC. (“Penns Woods”), a Pennsylvania business corporation, and RICHARD A. GRAFMYRE, and adult individual (“Executive”).

BACKGROUND

1. Penns Woods and Executive are presently parties to an amended and restated employment agreement, dated as of March 9, 2021, as amended (the “Employment Agreement”).

2. Penns Woods and Executive desire to amend the Employment Agreement in certain respects as set forth herein.

AGREEMENT:

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Amendment of Section 4(f) of the Employment Agreement. Section 4(f) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“(f)  Automobile. Promptly upon Executive’s written request, Penns Woods shall provide Executive with a vehicle selected by Executive (which shall be owned or leased by Penns Woods) for the Executive’s business and personal use. Penns Woods will cover all repairs and operating expenses of said vehicle, including the cost of liability insurance, comprehensive and collision insurance. If use of an automobile has been provided to Executive pursuant to this Section 4(f), then upon termination of Executive’s employment hereunder for any reason, Executive shall either immediately return the vehicle to Penns Woods or purchase the vehicle (or assume the lease) in accordance with the vehicle purchase policy of Penns Woods. Upon request by Penns Woods, Executive shall submit to Penns Woods on a timely basis documentation which defines the percentage of Executive’s use of the vehicle which was for business purposes.”

2. Addition of New Section 4(h) to the Employment Agreement. The Employment Agreement is hereby amended to add a new Section 4(h) to read in its entirety to read as follows:

“(h) Term of Stock Options. In the event of a termination of employment for any reason (other than for Cause), the Company agrees to take such actions are necessary to cause all of the Executive’s outstanding stock options as of the date of such termination of employment to continue to be exercisable for the entire remaining term of each stock option.”

3. Addition of New Section 4(i) to the Employment Agreement. The Employment Agreement is hereby amended to add a new Section 4(i) to read in its entirety to read as follows:

“(i) Cellular Phone and Phone Number. In the event that Executive’s employment with Penns Woods terminates for any reason, Executive shall be permitted to retain the cellular telephone provided by the Company to Executive, including the cellular phone number. Expenses related to use of any cellular telephone retained by Executive following a termination of employment shall be paid by Executive.

4. Amendment of Section 6(a) of the Employment Agreement. Section 6(a) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Benefits. In the event that Executive’s employment is involuntarily terminated by Penns Woods during the Employment Period without Cause (other than by reason of Section 3(d)) absent a Change in Control, Penns Woods shall continue to pay Executive’s then current annual base salary under Section 4(a) for the greater of: (i) the number of full months remaining in the Employment Period as of the date of termination of employment or (ii) six (6) months. With respect to clause (i) of this Section, a final pro-rated payment shall be made for any fraction of a month remaining in the Employment Period as of the date of his termination of employment. In addition, during the twenty four (24) month period following Executive’s termination of employment that is subject to this Section 6(a), Executive shall be permitted to continue participation in, and Penns Woods shall maintain the same level of contribution for, Executive’s participation in the medical/health insurance plan or program in effect with respect to Executive during the one (1) year period prior to his termination of employment, or, if Penns Woods is not permitted to provide such benefits because Executive is no longer an employee or as a result of any applicable legal requirement, Executive shall receive a dollar amount, on or within thirty (30) days following the date of termination, equal to the cost to Executive of obtaining such benefits (or substantially similar benefits).”

5. Ratification of Agreement. Except as otherwise provided in this Amendment to Employee Agreement, all terms and conditions of the Employment Agreement remain in full force and effect, and nothing contained in this Amendment to Employment Agreement shall be deemed to alter or amend any provision of the Employment Agreement except as specifically provided herein. References in the Employment Agreement to the “Agreement” shall be deemed to be references to the Agreement as amended hereby.

6. Waiver. No provision of this Amendment to Employment Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and Penns Woods. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Amendment to Employment Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7. Assignment. This Amendment to Employment Agreement shall not be assignable by any party, except by Penns Woods to any affiliated company or to any successor in interest to its businesses.

8. Entire Agreement. This Amendment to Employment Agreement contains the entire agreement of the parties relating to the subject matter hereof.

9. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws principles.

IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement as of the date first above written.

PENNS WOODS BANCORP, INC.

By:	/s/ Christine M. Barto
Name: Christine M. Barto
Title: Senior Vice President/Chief Human Relations Officer

(“Penns Woods”)

/s/ Richard A. Grafmyre
Richard A. Grafmyre

(“Executive”)

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